NSAR ITEM 77c

The Explorer Institutional Active Core Fund


(a)  A Special Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of The Explorer Institutional Active Core Fund (the "Fund") included:

     None

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  384,835                Against   0

     (4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP Independent Public Accountants for its Current Fiscal Year.

          For  384,835                Against   0

                                 NSAR ITEM 77c

The Explorer Institutional Limited Duration Fund


(a)  A Special Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of The Explorer Institutional Limited Duration Fund (the "Fund") included:

     None

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  729,645                Against   0

     (4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP Independent Public Accountants for its Current Fiscal Year.

          For  729,645                Against   0